Exhibit 99.1
On April 2, 2025, Redwire Corporation distributed a Dave G Investing interview with Redwire's Chairman, Chief Executive Officer and President, Peter Cannito, by publishing posts on each of the media platforms; X, Facebook, and Linked-In. The original interview was recorded on March 20, 2025 and made available (posted) by Dave G Investing on April 1, 2025.

Below includes the posts published on each aforementioned media platform and transcript of the interview.

Redwire Corporation
Interview with Dave G Investing
Recorded on March 20, 2025; Posted on April 1, 2025

Presenters
Peter Cannito, Chairman and CEO, Redwire
Dave Graham, Dave G Investing

Dave Graham
Hello, everyone, this is Dave. Welcome back to the channel. Thank you so much for watching as always. Today I'm very excited to bring you a special episode. I had the opportunity to sit down and talk with Redwire CEO Pete Cannito about all the cool things they have going on at that company, as well as their most recent earnings call.

I really enjoyed this one, so hopefully you will too. This video is brought to you today by all our wonderful channel members who you see during the intro of every video. Thank you guys so much for supporting what I do here. And if you want to join them, there should be a link down below. Honestly though, if you're new here or haven't yet subscribed, every new subscriber or even just like and comment really helps out so much as well. So thank you everyone who's done that.

Okay, with that out of the way, let's dive into my conversation with Redwire CEO Pete Cannito. Okay. Pete Cannito, CEO of Redwire Space, thank you so much for taking the time to talk to us.

Peter Cannito
Yeah, no, thanks for having me. It's a pleasure to be here.

Dave Graham
Okay first things first. I just wanted to get this out of the way - and not too sure if you're aware that I'm a Canadian and we kind of feel that robotic space arms are our thing. So what's this I hear about you working on one for the Europeans?

Peter Cannito
Yeah. No. Well, I think the industry recognized, that, Canadarm is the premier robotic arm in the space industry. So, Redwire is, in fact, developing a much, much smaller robotic arm, out of our Luxembourg office, but it is more positioned for things like rover-sized or lunar lander-sized spacecraft. Certainly nothing as extraordinary as the Canadarm. So I think you guys are still safe.

Dave Graham
Okay. At least we still have that going for us. To be a little more serious, before we get into some of the questions, I did just want to be transparent to the viewers that I do own some Redwire shares. I don't think it makes a difference for this conversation, but just wanted to let people know. And speaking of the retail investors, I noticed you took a question from them on the earnings call recently and also did another interview on X. Is this kind of a larger plan?

Peter Cannito
Yeah, absolutely. So, at Redwire, we recognize just how important the retail investor, and powerful quite frankly, the retail investor has become out there. So I think, financial markets have evolved and institutional investors are still important, but particularly in emerging technologies with the proliferation of 401ks and internet access to information about companies as well as the ability to hold companies in platforms like Robinhood and others, the retail investor is an important aspect. And, at Redwire, we want to show respect to that.

Dave Graham
Great. I love to hear it. Speaking of the retail investors, I guess just from what I'm seeing is that a growing number of people out there, I mean, obviously want a good return, but also, they really believe in that kind of future space and want to feel like they're participating in it, seeing their money go towards it, and also just go towards really cool stuff - and, you know, there's no shortage of that at Redwire.

Peter Cannito
I agree with that, and that's really exciting from an investor perspective. You know, I tell my kids, as they're starting to put their portfolio together as young adults, I say, you know, invest in what you believe in, invest in your values. Invest in the things that you want to see happen over time - whether it be AI or other areas of the economy that people believe in alternative energy, for instance.

So if you're a believer in space, and I think space has reached the level of being investment grade, at least some of the companies out there, I think it's exciting that people can put their money behind their values in that way.

Dave Graham
Yeah, absolutely. Speaking of some cool stuff, we recently had some images coming from the moon from Firefly as well as Intuitive Machines and I think you had a role in bringing that to us. So how did it feel seeing some of those images and being a part of those missions?

Peter Cannito
Yeah. Well, so first of all, it was an absolute privilege and both missions were amazing missions, to include we were also on the first Intuitive Machines mission as well as the Artemis Orion cameras were Redwire as well, and some great imagery came out, off of that.

You know, it's just super exciting. I mean, in many cases, the camera is the mission or at least the secondary part of the mission. There's a lot of great science going on. but these images are important for getting people excited about space. The only thing that I'll sometimes jokingly say to the team is, I'll say, well maybe someday we should actually give away the cameras for free and then just own the images themselves, because I'd love to have a nickel for every time those images got viewed.

Dave Graham
oh, I bet.

Peter Cannito
I think, it's really exciting to be a part of that.

Dave Graham
Yeah. And very important. Imagine getting there and the camera doesn't work. That could be something.

Peter Cannito
It's an important part of it. And, there's a level of anxiety that goes along with that, but I think that's why people keep coming back to Redwire is because we have that proven performance now.

Dave Graham
All right. So the biggest news with Redwire, at least lately, is of course the Edge Autonomy acquisition. I think it was by far your biggest so far. Is that right?

Peter Cannito
Yeah. By a long shot. Absolutely.

Dave Graham
Yeah. Yeah. Okay, so I want to talk about that deal specifically soon. But just touching on the overall M&A strategy in the markets. I think that's kind of one of your core strengths - would you agree with that? And, what's the secret in finding these deals that work so well for you guys?

Peter Cannito
Yeah, 100%. Well, I think a lot of it has to do with the experience of the management team. You know, some people who build up companies it's because they're technical geniuses, for instance. Other ones are people who understand things like M&A and are closely following where emerging markets are in their development, to try to determine how you can position a really good company that can create enterprise and shareholder value.

I think the latter is more us. Although, the Redwire employees that we have are real technical geniuses, and we have our fair number of them as well. From a management team perspective, we are investors. We’re people who saw, early on, that there really was no middle market in space and that the TAM and the growth rates for space made it a really important area for future investment.

And so that's what we did. And that really drives our M&A strategy as we look for value investments - we're value investors - where, we can do accretive M&A and by accretive, I mean where the actual act of doing the M&A, the synergies associated with that, actually create enterprise value. And we feel that's been our track record so far, and we feel that Edge Autonomy fits into that strategy as well.

Dave Graham
Has it been a challenge with the public markets? They've been so volatile the past few years, especially toward space companies. I imagine just dealing with that while finding these acquisitions and valuations swinging so much.

Peter Cannito
Yeah. No, absolutely. So public markets, I think, are a challenge, because you get your report card basically every day and what's on that isn't necessarily; some fraction of that is many times correlated with the actual the performance of the company or in many more instances, the long-term outlook for the company.

So, you know, you learn to not sweat the near-term perturbations and volatility as much. Obviously, we don't control things like tariffs or the overall direction of the market. And I think we have the right long-term mindset. And quite frankly, that's the kind of investors we're looking to attract anyways. Not the in and out in a quarter or thinking about are we going to meet expectations on a quarterly basis? We're looking for those people who believe in the technologies that we're doing and believe in space overall and how we're positioned in both space and soon-to-be defense tech associated with unmanned aerial systems.

And that's what I tell people is the kind of investors we're trying to attract are long-term investors who believe in the full potential of those technologies.

Dave Graham
All right. So when you went public, I guess some retail investors out there feel like we kind of went through like a “space winter.” Did that kind of throw you off guard? Right after going public?

Peter Cannito
Yeah, I think so. Well, I think it was more of a SPAC winter.

Dave Graham
Yeah.

Peter Cannito
I was more surprised by the SPAC winter, to be honest with you than I was by the space winter. We always knew that when you look at, every industry much like you have a product life cycle, you have an industry life cycle, right?

And space is obviously an emerging market. So, whether you go back to the turn of the century and you look at automobiles or airplanes or whatever, they each follow some similar patterns. In fact, one of the cases we've made for why it's really exciting for Redwire to come together with the unmanned aerial systems company is because the unmanned aerial systems market is about ten years ahead of space, in our opinion, in terms of maturing as an industry.

But, in the early days of these markets, whether it's UASs or planes or whatever, you have a lot of companies that come in with a lot of really good ideas and many of them are going to fail - and that's on purpose. And it would seem to me, if you were to go back and study these markets, that there's kind of this hype cycle that occurs where all boats rise with the tide.

Of course, not all of them can succeed. So some start to fail, that spooks the market, and then you have kind of a dip. And then what I've been telling people, one of the things that I think Redwire is really positioned at, especially as we hover around breakeven from a EBITDA perspective and have multiple quarters of cash flow, is it's the survivors who then really take off because they've gone through that trough, and they're able to take market share as many of the companies that were either not financially disciplined or their technology just wasn't up to snuff start to wash out. You start to attract more capital. So that's where we feel we are in the industry right now.

Dave Graham
Yeah. You mentioned that EBITDA kind of getting towards positive. And I know that with Edge you'll now be free cash flow positive. I'm pretty excited about that because free cash flow positive publicly traded like new space companies is a pretty rare thing. So how important is that to you? And was that a big part of the deal?

Peter Cannito
Yeah it's very important, right? When I articulate the deal I focused on three core focus areas, one being the technological synergies, the other being the operational synergies, and we always hit on the financial synergies. Ultimately, what you want to do is create that virtuous cycle, where you're generating free cash that can be reinvested in the business for good returns on investment, and that's a proven way to create enterprise value.

So entering in that is key. Now, we always have to in an emerging market balance top line growth with bottom line growth because you do want to get as much market share as possible in the early years. So it's a balance point, but that certainly will be a tremendous milestone for Redwire if all goes according to plan this year and we reach free cash flow positive.

Dave Graham
Yeah, absolutely. So this was a big deal. Do you think you'll need to take a bit of a breather to kind of digest it or is it still full steam ahead with the M&A?

Peter Cannito
Well, so we're constantly looking and it's difficult to predict the future, but it all depends on what's coming to market. Right? We've certainly demonstrated our ability to do sequential, transformative, M&A, but I don't think we want to do too many deals of this size close together.

But there are a lot of tuck-in opportunities as well as much smaller deals that may bring a specific technology or open up a new market or customer access. So, certainly M&A – internally that process of looking at accretive M&A opportunities, won't come to a standstill, but we're not going to do anything too risky until we really have fully executed on our Edge Autonomy strategy.

Dave Graham
Sure. So with some retail investors, I think some people were a little confused about how the drones fit into the space business. And I have read about this idea of joint multi-domain command and control. Do you mind, explaining that a little bit to the folks out there?

Peter Cannito
Yeah, absolutely. So this is an emerging warfighter concept that's certainly not driven by Redwire. This is driven by our customer, both U.S. national security, as well as other Western, particularly European, ministries of defense that are saying, well, you know, you really want to approach the next generation of warfare with an integrated network of autonomous platforms, whether it be on the ground, air, sea. Each one of these, assets, if you will, operational assets, working in a stovepipe, is suboptimal.

And, there was a really interesting article I saw on the Wall Street Journal, I think it was this week, that talked about this milestone that happened in the Ukraine, where UASs were collaborating with ground robotic vehicles in the first non-human assault that happened.

I don't think a lot of people picked up on this. What an incredible milestone this is that there was actually an assault that occurred, in an actual battlefield, where there were actually no humans involved directly in the assault. Of course, the ground vehicles...

Dave Graham
Fascinating.

Peter Cannito
Yeah…and Airborne vehicles were controlled by humans. I think that's the future of warfare. The future of warfare is autonomous satellites and UASs and then other robotic-like capabilities, networked together, working in coordination across what they call multi-domain on the battlefield. So Redwire’s leaning into that trend.

Dave Graham
Yeah. Makes a ton of sense to me. And clearly, with what we have seen over the past couple of years in Europe, drones are taking a lot more importance than I ever imagined they would and so I think that's a big growth area, for sure.

Peter Cannito
Absolutely.

Dave Graham
A lot of retail investors out there are actually pretty excited about potentially European nations increasing their defense spending. How do you think about the European versus the North American opportunity?

Peter Cannito
Well, I think they're right and Europe is very openly now talking about increasing their spending in defense. I think the current administration has made it very clear that they need to start increasing their spending to take on more responsibility not only for the defense of their own individual countries, but for Europe writ large to include the Ukraine. And, so I think, if you believe in that trend, probability is on your side because that seems to be very clearly where the puck is heading.

And Redwire’s super excited about that. Obviously we have a strong presence in Belgium and Luxembourg. We recently announced the opening of our office in Poland and Edge Autonomy has a really large presence in Latvia and of course has hundreds of UAS vehicles already operating in the Ukraine.

So those are all tailwinds for Redwire and we’re super bullish on European defense. Interestingly and importantly, is all of this defense tech, both on the space side and on the UAS side in the case of Edge, is being manufactured in Europe as well. So it's European companies selling to European governments. And so from a tariff perspective, that's important because...

Dave Graham
Right.

Peter Cannito
…it's not like we're trying to export a U.S. national security capability to Europe. So we actually think that nuance is an important part of the current trend as well.

Dave Graham
Yeah. From my point of view, I feel like especially with space I know everyone likes to talk about, you know, commercial is growing and it's really big. I still feel like having government and defense as key anchor customers is really the place to be. Are you kind of leaning into that with Edge and with Hera as well?

Peter Cannito
Yeah. So we lean into - you know, one of the nice things about the diversity of Redwire is it provides resilience, right? When commercial was the hot thing, we were able to lean into commercial. If Artemis program all of a sudden was awash with cash, we're well-positioned to take advantage of that opportunity as well.

So the same thing applies to national security. I agree with you. I think your assessment is correct, that the vast majority of the money right now going into space is coming from national security. Redwire, with the investments we've made in secure infrastructure as well as the relationships we have, can obviously lean into that and we definitely are.

But it's more a function of the market trend and the agility of Redwire’s strategy, than it is saying that we believe national security is better market, certainly, is one that's showing a lot of growth now. Internally we spend a lot of time talking about multi-use or dual-use technologies, where you want to make sure that the things that you're focusing on in defense can also be used for civil and commercial markets as well.

And I think you've seen that with companies like SpaceX using Starlink commercially. And I guess they have a Starshield or something national security, so those dual-use technologies are really, where I think companies ought to focus

Dave Graham
Makes a lot of sense. Moving on to VLEO now, so we haven't seen a ton of focus put there traditionally. So I guess my question is why now? And why is Redwire the one to be a leader there?

Peter Cannito
Yeah. So it's a great question. So, when we started looking in 2024, really late 2023, at our strategy of what we call moving up the value chain, going from just subsystems and components, which we still see is key to our business, but, going towards these bigger opportunities associated with providing a full platform.

The thing that we wanted to avoid is being a follower and trying to go into a market where there's so many competitors that you're just entering a race to the bottom. And so for instance, there's a lot of companies out there that have really good LEO busses that are part of this proliferated warfighter architecture or like OneWeb; trying to compete with them seemed like a fool's errand.

So what we did is we sat back and we said, well, where's the leap-ahead technology? Where's the next domain in satellites where we can go and we can be a leader? And that's what led to our investment in VLEO and going after the Otter program at DARPA, specifically, we said, okay, we believe that VLEO will be an important orbit in the future as part of a hybrid or multi-orbit capability. And that's somewhere where we can go and be the leader and that'll result in more profitability and larger market share.

Dave Graham
Okay. Yeah. So I guess to use an analogy my Canadians would understand, it's kind of like skating where the puck is going, not where it is right now.

I have to say, I think SabreSat just looks incredibly cool. I know it's probably not important but reminds me kind of like old school ships almost. Is that kind of a function of trying to reduce atmospheric drag or do you think about aesthetics at all when you first build these things?

Peter Cannito
Yeah. I mean, do we [laughs], I'm sure the marketing team does. They love it when the engineers come up with something that looks cool.

Dave Graham
I feel like they hit that out of the park, so.

Peter Cannito
And that certainly was, you know, when we started getting into VLEO, some people started colloquially referring to SabreSat as an orbital drone and it kind of looks like that. As a matter of fact that’s one of the things that was a bit of a catalyst for this idea of saying, well, you know how different is an airborne autonomous platform from an autonomous spacecraft? And is VLEO really the connective tissue?

Because the capability that we're building is in the atmosphere, kind of bridging that gap. So, yeah, I think it turned out to be kind of cool that it ended up looking like an orbital drone, but I can't speak to how the designers came up with that layout.

Dave Graham
Fair enough, and I know, I guess probably not a lot you can talk about, but this idea of basically turning the disadvantage of kind of being on the edge of atmosphere into air breathing engines to try and stay up there I find very cool. I guess that's pretty bleeding edge as well?

Peter Cannito
That's absolutely correct. The ability to have persistent capability like that would be a game changer.

Dave Graham
So I think that has been one of the knocks on VLEO is just how long you can last. I know it probably depends on a ton of factors. Do you have a rough idea of how long these sats can last up there?

Peter Cannito
Well, you know, it's evolving and it really depends on the mission, right, and the cost. There are missions in VLEO, that are specifically targeted where you don't need to be up there for a really long period at a time as long as it doesn't cost you a ton of money, right?

You wouldn’t pay what you would pay for a billion dollar GEO satellite if you know you're only going to get a year of operational capability in VLEO but if you look at that cost versus mission outcome trade space, there are missions out there that could benefit and like any development, going back to airplanes or probably more recently, electric vehicles where it's like, you know, the first time you get an electric vehicle, I remember when they first came out it was like you could only drive 100 miles or so and then it was like you had to recharge. And people said, well, this isn't practical, but it's amazing how once you start breaking barriers the capability grows very rapidly.

So, maybe early iterations may not have long duration missions, but over time in VLEO, I think you're going to see it grow, and we want it - you can't get into the market when you're already there. That's not how emerging tech works, right?

Dave Graham
Of course.

Peter Cannito
You have to get in early and evolve, just like the electric car makers did and go from there.

Dave Graham
Yeah. Strikes me that this would be more suited to a larger constellation as opposed to one-offs. Is that kind of right? And how is, production, I guess, on both the Phantom and SabreSat looking to ramp up in the future?

Peter Cannito
Yeah. So it'll be based on - we'll do it in a way that is in lockstep with market demand, right? So we're not going to lean forward and spend a lot of CapEx on mass manufacturing until it's reached that point. So I think like the evolution of many technologies, you're going to see early successes and then it'll ramp as demand starts to ramp. But, you know, VLEO is just another orbit, right?

It has challenges as well as benefits and so I think it's going to follow the same trends that you saw in LEO and in the early stages of LEO, you really had these highly capable, 1 to 10, type of - actually a lot of people unless you’re SpaceX would say that's kind of still where VLEO is. But these smaller deployments, smaller mini constellations and then, over time, VLEO is going to from our perspective we believe it's going to follow the exact same pattern.

Dave Graham
Sure. And, I guess to me it lends itself a little more to observation in terms of being close to the ground. Or is there uses for communications as well on that front?

Peter Cannito
Yeah. That's right. I mean, proximity can lead to higher resolution or the same resolution at lower cost. Obviously when you talk about RF propagation the closer you are, the higher power the signal, so that has benefits as well. The closer you get - now we're not saying - we're part of an all-of-the-above, that's why we like to say from the surface of the Earth to the surface of the moon and beyond. We think that you're going to have a hybrid architecture, but VLEO both on the comms side and on the Earth observation side has a lot of benefits that are going to make it really worthwhile to have deployments in for specific missions or commercial capabilities.

So I envision a day where Maxar and Planet and many of these companies will have constellations in both VLEO and LEO working together, serving different missions, providing for different cost points, providing certain quality of data based on certain requirements. And quite frankly, obviously I'm biased, but I also believe that UASs will have a role to play in that because at the end of the day, what the customer wants is data in certain ways.

So whether that comes from an unmanned aerial system, VLEO, LEO, GEO. it should be an integrated network of capability that brings the right tool to bear to meet the data requirement of the user. I've never heard somebody like a John Deere or some potential user or even the U.S. government say, oh, you know, it's really important to us where this comes from...

Dave Graham
Yeah.

Peter Cannito
…which orbit this comes from.

Dave Graham
Makes so much sense to me having up the chain all the way up the drones, talk to the VLEO, LEO, GEO, whatever MEO and beyond. So, yeah. Does anyone else right now do both the drones and the satellites that you're aware of?

Peter Cannito
I mean, some large companies have the capability to. Certainly Boeing, for instance has UAS capability and Millennium - they own Millennium - whether they're actually integrating or not, I don't know, but I think you could count on one hand. I don't want to say nobody but Redwire does this ‘cause someone will prove me wrong. But I don't think it's a really widespread capability. I think we're at the ground floor of these emerging concepts.

Dave Graham
Sure, and then talking about the components a little bit now. So you do have some companies that seem to be trying to bring everything in-house, I look at a SpaceX or even a Rocket Lab - I know you work with them on I think you're doing some antennas for their SDA satellites. Does that trend concern you at all in terms of demand for the component side of things?

Peter Cannito
No, not at all. Actually, I think you're going to see it trending in the opposite direction, and this has to do with this idea of industry maturation. From what I have read, based on what SpaceX has put out and of course, we know them and we talk to them, and I believe Elon Musk himself has said that the reason that they did things in-house is because they couldn't find anyone who could do it at the value that they were looking for, value being a combination of the technical performance at the appropriate price.

And since he was really in many cases making a market, from where the industry was at that time, I think it was right. And therefore he was he was forced to go in-house and that's worked out. I also think that Elon Musk has a special situation where he has such a proven record with Tesla that at the time he had virtually unlimited access to capital so he could afford to invest in bringing things in-house.

What we're seeing in the rest of the market is very different. We're starting to realize that the space industry has matured. Technical performance is now front and center. And so you have, like you see if you were to study economics, most industries start to migrate towards specialization. And, people are been working really hard on bringing price down and being price competitive.

So you're now starting to see organizations that are saying, well, I don't have unlimited access to capital like SpaceX did at the time and the industry is a lot more mature, so there's a reliable supply chain there, so maybe we should go after it. And what I’d point out, for instance if you take ROSA as an example - where this is proven on orbit and through many use cases, a lot of money has gone into developing that technology over a number of years - to bring that in-house means we're going to be continuously investing in it regularly. So you would not only have to catch up where we are today, but you would have to keep going. And most space companies don't have the capital or wherewithal, they should be focusing on investing in their differentiated capabilities.

And that's, that's usually as an industry matures what you see. So I think what you saw with SpaceX is pretty anomalous.

Dave Graham
Yeah. Yeah, definitely some pretty impressive growth from ROSA as well. And I did have an investor want me to ask if you would ever consider bringing the solar cells in-house for those Roll Out Solar Arrays?

Peter Cannito
We've looked at it. Never say never, but companies like SolAero, now owned by Rocket Lab, and Spectrolab and others, this is what they wake up every day thinking about, how to incrementally make one cell higher performance. And there's other companies like Azur and others that are entering the market.

So, right now we look at it and we say we recognize where we add value in the value chain and we see that there's a reliable supply chain. So it's not overly compelling just to vertically integrate for the sake of vertical integration.

Dave Graham
Great. Okay. So, I did want to get to venture optionality because there's a lot of really cool stuff there, to be honest. Starting off with PIL-BOX, I think it's a very fascinating technology. Maybe for people who are newer to it, you could just give them a brief, high level overview?

Peter Cannito
Yeah, sure. So, when you look at this area of study called crystallography, which is essentially a fancy way of saying the growing or creation of crystals. Right now when you grow crystals terrestrially, gravity has an impact on the quality of the crystal you can grow as you can imagine. Right? The crystals are trying to grow but they're growing against gravity and that has an impact on the purity or the repeatability of the form of the crystals.

Through many years, and millions of dollars of research, simulated and really priming the pump from a commercial perspective of NASA, we've been able to demonstrate that by building a facility with the intellectual property of something like PIL-BOX, you can now grow a larger and more pure form of crystals.

So who cares, right? Cool, from a science perspective, but why is that venture optionality? Well, it turns out that crystals are critical in the drug development process. Although it's not exclusively drugs, people use crystals to develop all sorts of different products, but we've been focusing on biotech and the purity and size and repeatability of manufacturing crystals leads to better drug development outcomes because through crystallography and I think something called X-ray diffraction you build models of these crystals so that you can understand the compounds better.

And that's what proteins and drugs are comprised of these compounds. So, it turns out that hundreds of drugs are sitting on the shelf that had demonstrated extraordinary clinical outcomes but they had side effects that made them not commercially viable, because of the severity of the outcomes, and the people who were bringing them to market didn't fully understand what was causing those side effects.

So having a deeper understanding through these better formed crystals can lead to better drug development. Where does Redwire take this? Well, right now, we are being paid, although we retain all the IP, to run these PIL-BOX things.

So we're not - this is not like deep venture where we're losing a whole bunch of money to develop PIL-BOX. We've been doing this in partnership with NASA and others for many years. So that investment phase is over. And now we have some really great proof points. So we're engaging with the biopharma industry to say, okay, we have the intellectual property generated here that can lead to a better drug.

What's the value of that? It's early days. So we call it venture optionality because if you were to say to me, what is the projected revenue associated with the ownership of this intellectual property a year from now, it's really difficult for a company like Redwire to predict.

We're not a venture company. So we try to make predictions that have a reasonable level of variability. But we like to point out that within Redwire, in addition to all the great subsystems and components, as well as the incredible platforms we have, now there is this venture optionality that as this technology evolves, we will believe create real, tangible value.

Dave Graham
I have to say, when I was listening to the most recent earnings call and previously, I was never too excited about down mass ideas because I just had this image in my mind of you needing like hundreds and thousands of PIL-BOXes going each way. But then I heard you can kind of develop IP and duplicate it on the ground, and to me that's like a game changer.

Peter Cannito
Hundred percent. So yeah, I don't know if people are aware that Redwire was one of the early pioneers in printing what's called ZBLAN - same concept applies when you make fiber optic strings. Gravity introduces into manufacturing process and gravity introduces impurities.

You can manufacture fiber optic cables in space that are much more pure and you get higher data rates, more bandwidth. The problem is, is you have to get all the material going to make these, you know, kilometer-plus long fiber optics up to space, and then you have to down mass them all.

That is not the case with PIL-BOX. PIL-BOX, you're creating a thimble-sized full of seed crystals that you can come down and say, I have one of the, if not the purest, crystal form of this that can be used as a seed crystal to create other crystals, terrestrially, which we've demonstrated, and that becomes intellectual property, that crystal. It's very small amount and you don't need a lot of down masses as you pointed out.

Dave Graham
I'd imagine, once you have those crystals, that would be pretty high margin revenue.

Peter Cannito
That's the plan.

Dave Graham
Yeah. Okay.

Peter Cannito
As you know, we're a public company, so, you know, we make forward looking statements and…

Dave Graham
Of course.

Peter Cannito
…and maybe I should have started out with, but, you know, the idea is associated with this venture optionality, which I think we've characterized in a very fair and transparent manner, to say there's still a lot to learn here, but this is not science fiction. But the idea would then be you would then monetize the intellectual property, the way you monetize intellectual property and software as a good analogy.

Dave Graham
Yeah.

Peter Cannito
That it's the intellectual property that drives value, not some expensive manufacturing process.

Dave Graham
Yeah. I find that exciting. You touched on something I'd never heard before as well on the recent earnings call, these golden nanospheres. What is that? What's the potential there?

Peter Cannito
Yeah, yeah. Well, so it all comes back to the same thing that in the future, we believe that microgravity is a unique manufacturing environment that has certain attributes about it that add benefit to manufacturing a multitude of things.

Because Redwire's been in the business in microgravity manufacturing for years, we’re obviously the leader, or one of the leaders, in that. So there's many use cases and they all come down to the effect that gravity has on making things.

So, golden nanospheres are something that exists today, there's a lot of experimentation going on with building these golden nanospheres that, as I understand it, can be injected and find their way into malignant cells, such as cancer cells in the human body and then they can be heated up externally. And when they externally heat up, they destroy the cell, I think that's the idea. But the problem is that in order for this therapeutic to work, you need to really understand the shape of the golden nanosphere otherwise it can have unpredictable outcomes. Now, I'm not a biologist or…

Dave Graham
Sure

Peter Cannito
…biotech PhD by any stretch, so I don't know the ins and outs, but that's the theory. And there's a lot of biotech PhDs in both academia at NASA and of course, with our extraordinary bio-scientists here at Redwire, who believe that a more purely formed golden nanosphere - and again, it's very small, this is nanotech, technology - so you don't have that down mass issue - that if you can manufacture these in space they'll have a really exciting therapeutic potential here on Earth.

Dave Graham
All right, well, bringing it back to investing, if I hear any small portion of my investing money is going towards a company working on making better medicines and treating cancer, I'm all for it as well. So all this is happening on the ISS, right now. There's a lot of talk lately about the end of the ISS and de-orbiting it. So how do you think about the future beyond that and might there be a gap where you won't have a platform for your PIL-BOXes and other microgravity work?

Peter Cannito
Yeah. I mean it's possible, but NASA has publicly committed to what they call a continuous heartbeat in space. So, they're working very diligently towards having that capability. There's a number of companies that we work very closely with that are far along towards credibly building commercial space stations.

We've announced our collaboration with Vast, Sierra Space and others. So actually what I like about both strategies is they all should be buying ROSAs, as well as subsystems and components.

Dave Graham
Right, yeah.

Peter Cannito
And inside they should be filled with Redwire’s microgravity solutions, so I think we're really well positioned for that.

But the important thing is, and I think Varda is starting to work on this, is that it doesn't have to be a manned capability. These PIL-BOXES require no human intervention. So I think the key breakthrough from Varda, if I understand what they're doing correctly, was this ability to have an unmanned platform that goes to space.

If they opened up their platform to PIL-BOX and it achieved the microgravity environment that we needed for it to function, certainly we could be a customer or partner there - and they're not the only ones. There's lots of them. Europeans want capsules to go up.

You know, Vast is taking a very, a vastly different approach they might say to, that you don't need this big permanent ISS that you could go up with, a Dragon and an inflatable. Go up there - then I call it space camping - go up and spend two, three weeks, fill the entire thing with PIL-BOXes, each with a different compound, grow a bunch of crystals, bring down the thimbles, jettison the rest.

That would be, I think, a business model that would work, extraordinarily well for cost effective manufacturing in a post-ISS world. So there's a lot of potential out there, so I think 2030 is far enough away, we're not too worried about it.

Dave Graham
Okay. So you're pretty excited about the potential of future commercial space stations then?

Peter Cannito
100%. I mean, this is where we believe humanity has to go, right? Like, it's time that we have people living and working in space because there's just so much benefit to that operational environment.

Dave Graham
Okay. And I know you guys don't do launch yourself, but there seems like there's a lot coming online now, Neutron, Starship, New Glenn. How is more competition and hopefully lowering costs going to impact you guys, do you think, in the future?

Peter Cannito
It is a tailwind and I think a decreasing cost of launch is a real leading indicator of the potential for a space infrastructure company, like Redwire, right? Because as those companies compete with each other and the environment is going to get very competitive and especially when Starship comes online, you're going to be able to put so much space infrastructure up there at a much cheaper cost.

If you think about our economics, we're a space infrastructure company, right? I always think to myself, like that cost of launch when we look at the total cost of a program takes away from additional funding that could go into capability, right? Because launch, once you’re up there, it provides no additional return on investment. It has no additional value other than to get you up there.

So if you can get a cheaper ride up there, the total, the more money can go towards capability, the more capability you can generate. So we're really super excited about what's going on in launch and plan to be a big time user of all that capability as it continues to come online.

Dave Graham
Sure. And, I should touch on some of the numbers on the earnings call at least a little bit. So one thing that I think a few retail investors were trying to parse is, on the one hand, it was interesting, your pipeline is by far the biggest it's ever been. And then on the other hand, looked like the backlog dropped a little bit. So how do we kind of reconcile those two pieces?

Peter Cannito
So pipeline and backlog is one of those things where you have to just snap the chalk at a point in time, and they ebb and flow, right? Because you could win a really large procurement and your backlog takes off, and then you kind of burn it down after a while.

And when something moves from pipeline to backlog, pipeline goes down. So I think, it's something every investor should be watching, but I would watch it in combination holistically and say, okay, is there enough in the combination of pipeline and backlog here? Is there really enough what I would categorize as demand, pipeline plus backlog, to sustain the aspirations of, in this case, Redwire? So I think that's how I would recommend people evaluate it. That's how I evaluate the companies I invest in.

Dave Graham
Okay. So, yeah, as long as both the pipeline and the backlog aren't, you know, getting down there. Okay, so I guess I'll just ask one last, well, maybe 1 or 2 more questions.

Your hall effects thrusters I think you're working on with a partner. I did have a question submitted by someone who was just curious about how that breaks down in terms of work and revenues. Do you have any info on that one?

Peter Cannito
Yeah, I don't think we've publicly disclosed that.

Dave Graham
Oh, no. Okay.

Peter Cannito
Yeah, but, you know, the idea is that, both us and Phase Four are providing valuable technical content and it's a key gap in the supply chain right now that a lot of people are talking about very publicly, in terms of the availability of these hall effect thrusters since a few of the suppliers, primarily Astra and others, have struggled. So certainly, we wouldn't go into a partnership like that if there wasn't sufficient economic benefit if we executed.

So, without giving the any of the details of the breakdown, if our hall effect thruster fills that supply chain gap, which I think we're in a good position to do, especially since, one of the catalysts for this is as a merchant supplier, all the customers who buy hall effect thrusters were customers who are also buying solar arrays and star trackers and the other things that Redwire always sell. So people are kind of saying, hey, how come you don't have a thruster? And we said, well, you know, we got a lot of investments going on. That's why we partnered for it.

So it'll create a lot of cross-selling opportunities. So it should be essentially as if we effectively fill that gap in the supply chain we will see good economic benefit as a result.

Dave Graham
Could they potentially be used on your VLEO as well as Mako, Thresher?

Peter Cannito
Sure. As it evolves 100%.

Dave Graham
Yeah. Okay. Yeah, I guess that makes sense there, then. Okay. I guess I've used a lot of your time, so I will wrap it up. I mean, is there any other exciting thing you'd like to share with us that I haven't, touched on or..?

Peter Cannito
Yeah. No, I think we touched on a lot of the exciting things. And, you know, the nice thing about Redwire is we always have - we're focused on space and everything - our tagline is Build Above - so as the market continued to evolve, we're super excited about a persistent presence on the moon. We publicly talked about Mason, our project to build moon landing pads through RF sintering.

Dave Graham
Another really cool one, by the way.

Peter Cannito
Yeah, another great technology. We think that there's a lot of opportunity for us in lunar infrastructure. We're also excited about a pivot to Mars. We have programs that we've talked about, we just recently announced one out of Europe, that they're funding a study for us on Lightship.

We really think it's important message to underscore that Redwire is thought of in that way that ESA would select us as someone who could do such an incredibly important mission. Right now, our Proba-3 are up there, first two satellites to fly in formation coordinating each other with really high precision.

So we're taking on - we're not just a component supplier with interoperability. We are taking on really sophisticated missions - with Otter and VLEO and others - and I think you're going to continue to see that. And then we're excited with what Edge brings to the table, because we're going to have a total of seven platforms from, like we say, the surface of the Earth to the surface of the moon and beyond.

And I would like to address one thing that I do see sometimes the retail community talking about and that's this idea of accretion and dilution. I think it's important for everybody to really understand that even if you are looking at cash, anytime that you issue stock for an asset, that's not dilution because you have the value of that asset.

So in its simplest form, if you go out there and you’re worth the number of shares times whatever the current price is - and you go out and you raise a bunch of shares at that price, you have the cash, right? Now it's what you do with the cash that either creates accretion or dilution. If you spend the cash on some new technology and that technology doesn't do anything, doesn’t return more cash than the asset that you issued your shares for, you will have a dilution event. If you invest that cash in a way that creates accretion and has a larger return on investment, then you have accretion. And that is how we create enterprise value. M&A works the same way.

If Edge was IPOing, if you will, on their own, obviously they would issue a whole bunch of shares. And in return for those shares, you get an ownership of Edge. This we're doing a partially stock deal. So the stock that Redwire issues for the Edge deal means we get the value, Edge becomes our asset. So you're not being diluted.

As matter of fact, if you look at what people use as valuation metrics like multiples of EBITDA or multiple of revenues, it's an accretive acquisition for us. Meaning on day one, those shares that were issued for the acquisition of Edge, those shares represent our ownership of their revenue and EBITDA. And if you look at valuation metrics, you see that we're creating value, not diluting, right? And I think that's an important thing for people to understand whether - because emerging tech companies, whether you're building a rocket or you're putting a constellation up or you're doing M&A, you have to, you want to be, focusing on capital in order to grow.

And as long as that capital is creating future value, no dilution happens. Right?

Dave Graham
So yeah, absolutely. I talk to some people out there and they're always worried about companies raising money or making acquisitions like, well, just keep in mind the company that you own now has a ton more cash that they can do stuff with. Or, you know, there's a lot more revenue coming in the door immediately. So, yeah, important to keep in mind and thanks for sharing that.

Peter Cannito
Because every shareholder owns a portion of that cash, right?

Dave Graham
Exactly. Yeah, exactly. Okay. So, thank you so much for taking the time to talk with me. I really appreciate it. And congrats on an exciting 2024. And we look forward to seeing what you have in store for us in the future at Redwire.

Peter Cannito
Yeah, absolutely. Thank you, Dave.

Dave Graham
Alright, see you next time.

Peter Cannito
Go Redwire.

Dave Graham
You guys made it to the end. I hope you really enjoyed it I know I definitely did. Thank you so much for watching. And if you aren't already a subscriber, please do consider doing that once again as it is so helpful for the channel.

I hope you guys have a great day and a great rest of the week. I will be seeing you soon for the next video. Bye for now!

Additional Information and Where to Find It
Redwire will file with the SEC a proxy statement relating to a special meeting of Redwire’s stockholders (the “proxy statement”). STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REDWIRE, EDGE AUTONOMY, THE TRANSACTION AND RELATED MATTERS. Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on investor relations section of Redwire’s website at redwirespace.com.

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Redwire and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Redwire in respect of the proposed business combination contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Redwire, respectively, in connection with the proposed business combination, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding Redwire’s directors and executive officers is contained in Redwire’s Annual Report on Form 10-K for the year ended December 31, 2024 and its Proxy Statement on Schedule 14A, dated April 22, 2024, which are filed with the SEC.

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Readers are cautioned that the statements contained in this communication regarding expectations of our performance or other matters that may affect our or the combined company’s business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this communication, including statements regarding our or the combined company’s strategy, financial projections, including the prospective financial information provided in this communication, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, the entry into the potential business combination, the expected benefits from the proposed business combination, the expected performance of the combined company, the expectations regarding financing the

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These factors and circumstances include, but are not limited to: (1) risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, increased labor costs, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) Redwire’s limited operating history and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry; (4) the inability to successfully integrate recently completed and future acquisitions, including the proposed business combination with Edge Autonomy, as well as the failure to realize the anticipated benefits of the transaction or to realize estimated projected combined company results; (5) the development and continued refinement of many of Redwire’s and the combined company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that Redwire’s expectations and assumptions relating to future results and projections with respect to Redwire or Edge Autonomy may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire, Edge Autonomy, the combined company, or their competitors; (9) unsatisfactory performance of our and the combined company’s products resulting from challenges in the space environment, extreme space weather events, the environments in which drones operate, including in combat or other areas where hostilities may occur, or otherwise; (10) the emerging nature of the market for in-space infrastructure services and the market for drones and related services; (11) inability to realize benefits from new offerings or the application of our or the combined company’s technologies; (12) the inability to convert orders in backlog into revenue; (13) our and the combined company’s dependence on U.S. and foreign government contracts, which are only partially funded and subject to immediate termination, which may be affected by changes in government program requirements, spending priorities, or budgetary constraints, including government shutdowns, or which may be influenced by the level of military activities and related spending with respect to ongoing or future conflicts, including the war in Ukraine; (14) the fact that we are and the combined company will be subject to stringent economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our and the combined company’s operations, which may not be available when needed, on acceptable terms or at all; (16) the dilution of existing holders of our common stock that will result from the issuance of additional shares of common stock as consideration for the acquisition of Edge Autonomy, as well as the issuance of common stock in any offering that may be undertaken in connection with such acquisition; (17) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (18) the ability to achieve the conditions to cause, or timing of, any mandatory conversion of the Series A Convertible Preferred stock into common stock; (19) the fact that AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (20) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (21) the fact that our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (22) the possibility of sales of a substantial amount of our common stock by our current stockholders, as well as the equity owners of Edge Autonomy following consummation of the transaction, which sales could cause the price of our common stock and warrants to fall; (23) the impact of the issuance of additional shares of Series A Convertible Preferred Stock as paid-in-kind dividends on the price and market for our common stock; (24) the volatility of the trading price of our common stock and warrants; (25) risks related to short sellers of our common stock; (26) Redwire’s or the combined company’s inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting, as well as the possible need to expand or improve Edge Autonomy’s financial reporting systems and controls; (27) the possibility that the closing conditions under the merger agreement necessary to consummate the merger between Redwire and Edge Autonomy will not be satisfied; (28) the effect of any announcement or pendency of the proposed business combination on Redwire’s or Edge Autonomy’s business relationships, operating results and business generally; (29) risks that the proposed business combination disrupts current plans and operations of Redwire or Edge Autonomy; (30) the ability of Redwire or the combined company to raise financing in connection with the proposed business combination or to finance its operations in the future; (31) the impact of any increase in the combined company’s indebtedness incurred to fund working capital or other corporate needs, including the repayment of Edge Autonomy's outstanding indebtedness and transaction expenses incurred to acquire Edge Autonomy, as well as debt covenants that may limit the combined company’s activities, flexibility or ability to take advantage of business opportunities, and the effect of debt service on the availability of cash to fund investment in the business; (32) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (33) costs related to the transaction; and (34) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by Redwire. The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements

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